AQUILA INVESTMENT MANAGEMENT LLC

May 15, 2014
Board of Trustees of
Tax-Free Trust of Oregon
380 Madison Avenue
Suite 2300
New York, New York  10017

Re:           Investment Advisory Fee Waiver

Ladies and Gentlemen:

Reference is made to that certain Advisory and Administration Agreement, dated as of November 10, 2009 (the “Agreement”) by and between Aquila Investment Management LLC (the “Manager”) and Aquila Tax-Free Trust of Oregon (the “Fund”, formerly known as Tax-Free Trust of Oregon), pursuant to which the Manager has agreed to provide certain investment advisory and administrative services to the Fund.

The parties have agreed that the Manager shall waive certain fees otherwise payable to it under the Agreement as provided herein.  Accordingly, the Manager hereby agrees that for the period from the date hereof until the Termination Date (as defined below), the Manager shall waive that portion of the fee to which it is otherwise entitled under the Agreement so that the Manager’s fees shall be as follows:

The annual rates payable shall be equivalent to 0.40 of 1% of such net asset value on net assets of the Fund up to $400,000,000; 0.38 of 1% of the Fund’s net assets above that amount to $1,000,000,000 and 0.36 of 1% of the Fund’s net assets above $1,000,000,000.

As used herein “Termination Date” means earliest of (1) the termination of the Agreement, (2) the date as of which the Fund ceases to operate, (3) the termination of the Sub-Advisory Agreement, dated as of December 31, 2010 by and between the Manager and Davidson Fixed Income Management, Inc., doing business as Kirkpatrick Pettis Capital Management (the “Sub-Adviser”), pursuant to which Sub-Adviser has agreed to provide certain sub-advisory services with respect to the Fund or (3) September 30, 2015.

The arrangement set forth in this letter may be amended only with the written agreement of the parties hereto.

Please sign below to confirm your agreement with the foregoing.

AQUILA INVESTMENT MANAGEMENT LLC
(Registrant)

By: /s/ Diana P. Herrmann
Diana P. Herrmann President and Chief Executive Officer

Accepted and agreed:

TAX-FREE TRUST OF OREGON

By:           /s/ Charles E. Childs, III
Name:    Charles E. Childs, III
Title:      Executive Vice President